UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2025

____________________

IdentifySensors Biologics Corp.

(Exact Name of Registrant as specified in its charter)

Delaware	85-1615176
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

20600 Chagrin Boulevard, Suite 450 Shaker Heights, Ohio	44122
(Address of principal executive offices)	(zip code)

(216) 543-3031

(Registrant’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Common Stock, $0.0001 par value

Preferred Stock, $0.0001 par value

Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 1-K includes forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Form 1-K and are subject to a number of risks, uncertainties and assumptions described under the sections in this Form 1-K entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 1-K. Forward-looking statements are identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment.

New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This Form 1-K also incorporates by reference estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

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Item 1. Business

As used in this Annual Report, all references to the “Company,” “ISB”, “we,” “us” and “our” refer to IdentifySensors Biologics Corp.

Company Overview

IdentifySensors Biologics Corp. is a bio-nanotechnology company developing Check4®, a solid-state, semiconductor-based molecular diagnostic platform designed to detect clinically relevant genetic targets directly from biological samples without nucleic acid amplification. The Company’s technology is intended to simplify molecular testing workflows while delivering rapid, sensitive, and selective results suitable for use in CLIA-certified laboratories, Point-of-Care (POC) clinical settings, and, subject to future regulatory approvals, direct-to-consumer (DTC) applications.

The Company’s strategic priority intends to be oncology, beginning with liquid biopsy applications for the detection of mutations in circulating tumor DNA (ctDNA) from blood-based samples. The platform may also support additional targets, including certain infectious diseases. The Company is pursuing a phased commercialization strategy, initially focused on laboratory-developed tests (LDTs) offered through CLIA-certified laboratories, with the intention to expand into point-of-care (POC) applications and, over the longer term, potential consumer-facing diagnostics, subject to development progress and applicable regulatory requirements.

The Check4® Platform

The Check4® platform is a modular, cartridge-based molecular diagnostic system designed to support rapid, multiplex detection of genetic targets in clinical settings. The platform architecture separates disposable test components from durable electronics and software, enabling scalable deployment and integration into existing clinical workflows.

The Check4® platform consists of:

•	A single-use disposable cartridge incorporating a multi-analyte semiconductor sensor array designed for high redundancy, confidence, and sensitive detection;
•	A reusable, Bluetooth-enabled reader; and
•	A cloud-connected application for automated analysis, learning, quality control, and result reporting.

This architecture is designed to support single-nucleotide discrimination, multiplex testing, and rapid turnaround, while enabling high-confidence detection of low-abundance targets such as ctDNA, delivering lab-grade molecular results without lab-based complexity. The platform is intended to support assay expansion over time through probe design and software updates, subject to development, validation, and applicable regulatory requirements.

The Check4® platform and associated assays are in development and are not approved or cleared by the U.S. Food and Drug Administration (FDA).

Sustainable Competitive Advantage

The Company believes the Check4® platform offers several structural advantages relative to traditional amplification-based molecular diagnostics, including:

•	Speed: Analytical detection in minutes rather than hours.
•	Workflow Simplicity: Direct electronic detection without enzymatic amplification or thermal cycling.
•	Multiplexing: Parallel detection of multiple genetic targets on a single cartridge.
•	Portability: Compact system suitable for decentralized clinical environments.
•	Cost Structure: Reduced consumables and infrastructure requirements relative to PCR-based systems.
•	Versatility: Validated for blood-based samples used in oncology; additionally demonstrated feasibility with saliva for certain infectious-disease respiratory targets, highlighting platform flexibility compared to PCR, which can be challenged by RNases present in saliva.

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Market Opportunity

Total Addressable Market (TAM)

The Company defines TAM as the global molecular diagnostics market, a significant segment of the broader in vitro diagnostics (IVD) industry. According to The Worldwide Market for In Vitro Diagnostic Tests, 16th Edition published by Kalorama Information, the global IVD market was approximately $106 billion in 2023 and is projected to exceed $130 billion by 2028, driven by oncology testing demand, liquid biopsy adoption, decentralized diagnostics, and precision medicine.

Serviceable Available Market (SAM)

The Company’s SAM consists of molecular oncology diagnostics, including liquid biopsy testing performed in CLIA-certified laboratories to support therapy selection and disease monitoring.

Serviceable Obtainable Market (SOM)

The Company’s initial SOM is defined by the oncology mutations targeted in its near-term R&D pipeline, beginning with EGFR, KRAS, BRAF, and HER2.

Research and Development Pipeline

The Company’s initial oncology R&D efforts prioritize molecular detection of actionable mutations in EGFR, KRAS, BRAF, and HER2. These gene targets are commonly used in clinical practice to guide therapy selection and treatment monitoring and are associated with multiple FDA-approved targeted therapies.

TABLE 1: Clinically Actionable Gene Targets and FDA-Approved Therapies

Gene Target	Primary Cancer Associations	FDA-Approved Targeted Therapies (Examples)	Manufacturer(s)
EGFR	Non-small cell lung cancer	Tagrisso®; Tarceva®; Iressa®; Gilotrif®; Vizimpro®	AstraZeneca; Genentech (Roche); AstraZeneca; Boehringer Ingelheim; Pfizer
KRAS	NSCLC; colorectal cancer	Lumakras®; Krazati®	Amgen; Bristol Myers Squibb
BRAF	Melanoma; colorectal cancer; NSCLC	Tafinlar® + Mekinist®; Zelboraf®; Braftovi®	Novartis; Genentech (Roche); Pfizer
HER2	Breast; gastric/GEJ; NSCLC	Herceptin®; Perjeta®; Kadcyla®; Enhertu®; Tukysa®	Genentech (Roche); Daiichi Sankyo / AstraZeneca; Seagen (Pfizer)

The therapies listed above are illustrative examples. Approved indications and clinical use vary by cancer type and treatment setting. The Company’s diagnostic assays are intended to detect genetic alterations and do not provide treatment recommendations.

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Commercialization Strategy

The Company intends to pursue a phased commercialization strategy:

1.	CLIA LDT Phase: Initial deployment in CLIA-certified laboratories to support early clinical adoption, validation, and revenue generation.

2.	Point-of-Care Phase: Expansion into POC clinical settings following additional validation and FDA regulatory submissions.

3.	Direct-to-Consumer Phase (Longer Term): Potential consumer-facing applications, subject to further regulatory approvals and demonstration of clinical utility.

Competition

The Company operates in a highly competitive diagnostics market dominated by PCR-based, next-generation sequencing (NGS), and other amplification-dependent technologies. These approaches offer high analytical sensitivity but typically require complex chemistry, specialized instrumentation, skilled personnel, and centralized laboratory infrastructure.

The Company believes Check4® differentiates itself by eliminating amplification, transitioning molecular detection from chemistry-intensive workflows to rapid electronic measurement combined with cloud-enabled software. However, competitors generally have greater financial, regulatory, and commercial resources, and there can be no assurance that the Company’s approach will achieve broad market acceptance.

Intellectual Property

The Company has licensed intellectual property that is intended to help create a competitive advantage in rapid, reagentless molecular gene detection in clinical diagnostics. The intellectual property portfolio that the Company has licensed consists of 25 issued U.S. utility patents and several patent applications pending. The Company has the right to use these 25 granted patents, the pending patent applications, and any future patents through perpetual license agreements with our parent companies, IdentifySensors, LLC and IdentifySensors Fresh Food Enterprises, LLC (“ISFFE”). IdentifySensors, LLC, owns a majority interest in ISFFE, and ISFFE owns a majority interest in the Company.

Description of Exclusive License Agreement

ISFFE has granted the Company an exclusive license to use certain intellectual property, including patents, patent applications, technology, enhancements, tradenames, trademarks, trade secrets, and processes. Under the license, the Company may make, use, and sell products derived from the licensed intellectual property solely within the clinical diagnostics industry. ISFFE does not own all such intellectual property outright but has the right to grant the license pursuant to a separate license agreement with IdentifySensors, LLC, which in turn licenses the intellectual property from Dr. Gregory Hummer.

Licensed Intellectual Property

The intellectual property licensed to the Company includes 25 issued patents and several patent applications pending, as described in the Company’s patent schedule. The Company also has the right to use the tradename “IdentifySensors.” The Company believes that such intellectual property is sufficient to develop and commercialize the products and services it intends to offer; however, there can be no assurance that the intellectual property will not be challenged, invalidated, or designed around.

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No Fees or Royalties

The Company does not pay ISFFE any royalties or other fees for the use of the licensed intellectual property. ISFFE may receive dividends, if any, from the Company with respect to its common stock in proportion to its ownership interest. To date, ISFFE has not received any dividends from the Company.

Perpetual Term

The license agreement is perpetual, subject to early termination by ISFFE only if the Company attempts to assign the rights under the license agreement to a third party without ISFFE’s consent.

Worldwide Scope of License

The license is worldwide and permits the Company to make, use, and sell licensed products solely within the clinical diagnostics industry. IdentifySensors, LLC and IdentifySensors Fresh Food Enterprises, LLC has or may in the future grant rights to use the licensed intellectual property in other industries or applications in the future, but the Company has no rights or interest in such other industries or applications under the license.

Ownership of Enhancements, Improvements, and Modifications

All enhancements, improvements, modifications, or other changes to the licensed intellectual property, whether developed by IdentifySensors Fresh Food Enterprises, LLC (ISFFE), IdentifySensors, LLC, or the Company, are the exclusive property of the inventors, including Dr. Gregory Hummer. ISFFE has agreed to license such enhancements or developments back to the Company pursuant to the license agreement.

Indemnification

The Company has agreed to indemnify and defend IdentifySensors Fresh Food Enterprises, LLC (ISFFE) and IdentifySensors, LLC against any suits, claims, or damages arising from the Company’s actions, including claims related to product liability and breaches of the license agreement. ISFFE and IdentifySensors, LLC have agreed to indemnify and defend the Company against third-party claims alleging infringement of the licensed intellectual property.

Patent Description

The patents licensed to the Company from IdentifySensors, LLC have broad claims covering devices, systems, and methods for detecting pathogens, chemicals, and analytes. These patents are licensed to, or owned by, IdentifySensors, LLC, and IdentifySensors, LLC has granted the Company the exclusive right to make, use, and practice the licensed intellectual property within the clinical diagnostics business vertical, as described in this report. The right to enforce all patents listed, and any future patents derived within the clinical diagnostics business vertical, remain with IdentifySensors, LLC.

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TABLE 2: Licensed Patent Portfolio by ISB for Use in Clinical Diagnostics

Patent Number	Claim Types	Priority Date	Expiration Date / Status
7,667,593	Device / System	11/29/2004	02/09/2027
7,911,336	Device / System	11/29/2004	02/17/2030
8,629,770	Device / System	11/29/2004	02/21/2031
8,674,827	Device / System	04/06/2010	02/17/2031
9,922,525	Device / System / Method	08/12/2016	08/12/2036
10,395,503	Device / System / Method	02/08/2018	08/12/2036
11,140,880	Device / System / Method	08/14/2015	08/22/2039
11,172,339	Device / System / Method	07/11/2020	07/11/2040
11,179,061	Method	07/11/2020	07/11/2040
11,340,210	Device	05/18/2018	07/11/2040
11,527,141	System / Method	07/17/2019	08/12/2036
11,614,439	Device / Method	04/29/2022	07/11/2040
11,819,323	Device	08/12/2016	08/12/2036
11,832,152	Device / System / Method	10/11/2021	07/11/2040
11,869,329	Device / System / Method	08/12/2016	08/12/2036
11,892,425	Device / System	05/18/2021	05/18/2041
11,896,372	System	05/18/2021	05/18/2041
12,000,823	Device / Method	06/04/2022	07/11/2040
12,019,063	Device	07/11/2020	07/11/2040
12,092,629	Device / Method	07/11/2020	07/11/2040
12,190,700	System	08/12/2016	08/12/2036
18/078,982	Device / System / Method	08/14/2015	12/11/2042
18/754,127	Device / System / Method	07/11/2020	07/11/2040
18/888,132	Device / System / Method	07/11/2020	07/11/2040
19/260,530	Method	08/12/2016	08/12/2036
EP 4341688	Device / System / Method	05/04/2022	Pending
PCT/US22/27613	Device / System / Method	05/04/2022	Pending

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Government Regulation

Near-term commercialization is focused on CLIA-regulated laboratory-developed tests (LDTs). Expansion into POC and DTC applications will require compliance with FDA medical device regulations, including applicable premarket submissions and quality system requirements.

Manufacturing and Supply Chain

The Company fabricates its semiconducting sensor components using a vertically integrated process that is owned and controlled by the Company, supporting performance consistency, quality control, and supply chain reliability for the Check4® platform. Cartridge and reader assembly, electronics manufacturing, and certain testing and packaging activities are performed by an ISO 13485–certified contract manufacturer and other qualified suppliers. The Company intends to scale production through a combination of internal process expansion and external manufacturing partners.

Customers and Distribution

Initial customers are expected to be CLIA-certified laboratories, including academic, hospital-based, and reference laboratories. Distribution may include direct sales and strategic partnerships. No customer currently accounts for a material portion of revenue.

Risk Factors

An investment in the Company involves significant risks. See Item X. Risk Factors for a discussion of factors that could materially affect the Company’s business, financial condition, and results of operations.

Legal Proceedings

On May 3, 2024, Ghazi Kashmolah (“Mr. Kashmolah”), the Company’s former Chief Quality Officer, sent a demand letter to the Company which alleged various claims arising out of Mr. Kashmolah’s employment with the Company. Chief among the claims asserted by Mr. Kashmolah is the allegation that the Company purportedly terminated Mr. Kashmolah in violation of California’s whistleblower statute, Labor Section 1102.5. The demand letter offered to settle Mr. Kashmolah’s claims for the sum of $1,875,400.

Although we believe Mr. Kashmolah’s claims to be meritless, in an effort to avoid the cost and uncertainty of litigation, we agreed to attend a mediation with Mr. Kashmolah. When the mediation proved to be unsuccessful, we filed an action for declaratory relief against Mr. Kashmolah in the Northern District of Ohio which seeks to adjudicate Mr. Kashmolah’s threatened claims in the proper jurisdiction of Ohio.   After, the Ohio complaint was filed Mr. Kashmolah (1) filed a complaint in California against IdentifySensors Biologics Corp, IdentifySensors Fresh Foods Enterprises, Greg Hummer, and Bruce Raben, (the “California Action”) and (2) filed a motion to stay the Ohio action.  For whatever reason, Mr. Kashmolah originally only served the California Complaint on IdentifySensors Biologics Corp.  In response, we filed a motion to quash the summons for lack of jurisdiction which the Court granted dismissing IdentifySensors Biologics Corp. from the California Action.  Subsequently, Ohio Court denied the motion to stay and Mr. Kashmolah consented to dismissing IdentifySensors Fresh Foods Enterprises from the California Action.  Mr. Kashmolah then refiled his claims against all four of the defendants in Ohio as a counterclaim and has also brought a claim before the California Labor Commissioner to recover his alleged lost wages.  We brought a motion to dismiss Mr. Kashmolah’s counterclaim brought in Ohio and the Ohio Court largely granted the motion holding that Ohio law applied, that the whistleblower claims are barred, and that the claims against the individual defendants are improper.  The Ohio Court did not, however, dismiss Mr. Kashmolah’s breach of contract claims.  As a result, there are currently three pending actions that involve IdentifySensors (1) the California Action (IdentifySensors has been dismissed but its principals remain defendants), (2) the Ohio action, and (3) the California wage claim before the Labor Commissioner.

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In the California Action, the only defendant who has been validly served is Bruce Raben.  Mr. Raben has propounded some initial discovery, but no depositions have been taken yet. There is an initial trial date of May 29, 2026, but that date is likely to move.  As referenced above, in the Ohio Action, the Court has just recently ruled on the motion to dismiss.  In the wage claim action, IdentifySensors has filed its initial response to the demand and is awaiting further dates from the Labor Commissioner.

Employees

The Company employs a multidisciplinary team spanning molecular biology, materials science, engineering, software development, regulatory affairs, and diagnostics commercialization, supported by consultants and advisors. We currently employ 5 full-time employees and no part-time employees.

Description of Property

The Company entered into a 24-month lease in Shaker Heights, Ohio, effective April 1, 2022, and renewed in April of 2024 for 12 months which ended March 31, 2025, with monthly rental payments of $1,600. The Company currently has a month-to-month lease with rental payments of $1,600. The Company entered into a twelve-month lease effective June 1, 2022, for office space in Austin, Texas with monthly rental payments of $2,050. The Austin lease was terminated as the staff now work from home. The Company’s lab currently operates in Gainesville, Florida at the University of Florida Innovation Center. The space is about 2400 sq feet of professional lab space for a total of about $7,600 a month. The Company is renting the space in Gainesville pursuant to a 24-month lease, the term of the lease was extended on March 6, 2025 to February 28, 2026. The Company believes that such office space is likely to be sufficient for the foreseeable future.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion relates to the historical operations and financial statements of IdentifySensors Biologics Corp for the fiscal year ended June 30, 2025, and the fiscal year ended June 30, 2024.

Forward-Looking Statements

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this annual report. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this annual report. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Factors” in our various filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this annual report.

Company Overview

IdentifySensors Biologics Corp. is a Delaware corporation formed on June 11, 2020. Since inception, the Company has been engaged in the development of a graphene-based biosensor platform for molecular gene detection, with a current strategic focus on oncology applications, including the detection of cancer-associated mutations from blood-based samples. The Company is developing a solid-state, electronic biosensing platform designed to enable rapid and simultaneous detection of multiple genetic targets from a single test sample using a cartridge-based format.

The Company has advanced the Check4® platform to pilot-scale production and is currently validating low-volume manufacturing processes. Core development activities include the fabrication of semiconducting sensor arrays, cartridge integration, and system-level testing. Prior to any commercial sales in the United States, the Company expects to complete additional analytical validation and pursue applicable regulatory pathways, which may require significant additional capital.

The Company has focused its manufacturing efforts on cartridge and system assembly and has produced approximately 7,700 test readers in collaboration with an external contract manufacturer. The Company has also acquired and integrated equipment to support internal manufacturing of graphene ink and sensor printing, with certain processes incorporated into the production workflow in coordination with its contract manufacturing partners.

As of December 17, 2025, the Company had not commenced commercial sales or generated revenue. Since inception, the Company’s activities have consisted primarily of organizational activities, technology development, manufacturing scale-up, regulatory planning, and capital formation, principally through the issuance of equity securities and affiliate financing. The Company’s expenses to date have been primarily related to research and development, manufacturing, administrative operations, and professional services. The Company expects to incur significant additional research, development, and manufacturing expenses and is dependent on additional capital to execute its business plan. There can be no assurance that the Company will be able to raise additional capital on acceptable terms or achieve profitable operations.

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Financial Condition and Results of Operations

We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities. We have invested in manufacturing machinery that will facilitate our CMs in producing our product.

Results of Operations

Fiscal Year Ended June 30, 2025 compared to fiscal year ended June 30, 2024

We incurred a net loss for the fiscal year ended June 30, 2025, of $2,619,365 and a net loss for the fiscal year ended June 30, 2024, of $11,414,979.

No revenue was earned or recognized during the fiscal years ended June 30, 2025 or June 30, 2024. During our fiscal year ended June 30, 2025, we raised $3,975,581 from the sale of common stock, preferred stock, and warrants and during the fiscal year ended June 30, 2024 we raised $5,529,430 from the sale of common stock and warrants.

Total operating expenses in the year ended June 30, 2025, were $3,649,802 as compared to $12,803,527 for year ended June 30, 2024. Operating expenses include $1,469,837 in research and development expenses, $169,650 in manufacturing expenses, $433,288 in marketing expenses, $831,539 in office and administrative expenses, $376,389 in stock compensation expense, and $369,100 in professional fees. The decrease in operating expenses in 2025, from 2024, is detailed below.

Research and Development. Research and development costs were $1,469,837 for the year ended June 30, 2025, as compared to $4,441,576 for the year ended June 30, 2024. The research and development expenses consist of payroll costs of $787,663, computer costs of $83,728, lab supply costs of $119,925, postage and delivery cost of $4,623, clinical trials cost of $3,000, product development costs of $79,738, and depreciation costs of $391,160 for the year end June 30, 2025. The research and development expenses consist of payroll costs of $1,681,354, computer costs of $92,578, lab supply costs of $380,475, consulting costs of $515,713, engineering costs of $39,955, postage and delivery cost of $98,678, clinical trials cost of $68,876, product development costs of $1,265,972, software development costs of $13,500, and depreciation costs of $300,883 for the year end June 30, 2024. The decrease in research and development expenses is due to decreased testing and related lab costs as the Company has transitioned into manufacturing and marketablility, as well as reduced labor costs related to the reduced testing and laboratory work.

Office and Administrative Expenses. Office and administrative expenses for the year ended June 30, 2025, were $831,539 and consist of consulting, management services, amortization, sales consulting, stock awards, and operations of the Company. Office and administrative expenses for the year ended June 30, 2024, were $1,093,241 and consist of consulting, management services, amortization, sales consulting, stock awards, and operations of the Company. The decrease is attributable to decreased general expenses as FDA processes and regulatory processes are ongoing, but are requiring less payroll costs and other company operating costs.

Professional Expenses. Legal and professional expenses for the year ended June 30, 2025, were $369,100 and consist of accounting and audit fees, legal expenses associated with business activities as well as patents and Securities and Exchange Commission requirements, consulting expenses of members of management, and expenses related to public offerings and operations of the Company. Legal and professional expenses for the year ended June 30, 2024, were $266,998 and consist of accounting and audit fees, legal expenses associated with contracts, expenses related to public offerings and operations of the Company. The increase in professional fees is due to the cost of the services related to the public offerings and related financial statements increasing.

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Manufacturing Expenses. The Company incurred manufacturing expenses during the year ended June 30, 2025, of $169,650. These expenses consisted of the costs incurred in order to manufacture prototypes. Manufacturing expenses incurred for the year end June 30, 2024 were $1,176,821. The decrease is due to manufacturing efforts to generate a prototype being incurred in the year ended June 30, 2024 and few of those manufacturing costs extending into the year ended June 30, 2025.

Marketing Expenses. Marketing expenses for the year ended June 30, 2025 were $433,288. These costs consisted of advertising, marketing, and consulting related to marketing. Marketing expenses for the year ended June 30, 2024 were $687,443, and consisted of advertising, marketing, and consulting related to marketing. The decrease is due to lower labor costs related to salespersons.

Other Income (Expense). Other income (expense) was $1,030,437 for the year ended June 30, 2025, which consisted primarily of forgiveness of accrued related party consulting fees of $180,000, change in inventory reserve of $887,695, and $37,258 for interest expense on a related party loan and non-related party loan. Other income (expense) was $1,388,548 for the year ended June 30, 2024, which consisted primarily of forgiveness of accrued related party consulting fees of $1,407,000, and $18,476 for interest expense on a related party loan.

Liquidity and Capital Resources

Our cash balance at June 30, 2025 was $959,463 compared to $172,482 at June 30, 2024. We do not believe these cash reserves are sufficient to cover our expenses for our operations for fiscal year ending June 30, 2026. We will require additional funding for our ongoing operations.

At our current level of operations, we expend approximately $80,000 per month, meaning that we would require $960,000 in available cash to fund operations through June 30, 2026. However, our business plans anticipated that we would commence prototype testing and apply for approval of the FDA in this coming fiscal year. Such activities would require substantial additional capital, estimated to be approximately $3,000,000. We do not have any commitments to invest or loan such amount of capital. If we do not raise the capital required to implement our business plan, we may need to curtail necessary research and development activities, delay completion and testing of prototypes and defer the application for FDA approval. Such delays would have a materially adverse effect on our operations and our prospects for success as many of our competitors have substantial capital resources, research and development expertise, greater marketing abilities and international name recognition.

We may be required to offer rescission to certain investors in our Regulation A Offering. The Company was obligated to file its annual report for the year ended June 30, 2021, within 120 days after the end of the year. The Company did not file such report on a timely basis. As a result, the exemption from registration under Regulation A may not have been available for the sale of certain shares of common stock. The Company offered rescission to investors who purchased shares during the period such filings were late and to return the amount invested per SEC guidelines. The Company estimates that an aggregate of approximately $234,000 was invested during the period from 6-30-21 to 3-3-22 during which such reports were late. None of the investors elected rescission and no amount has been accrued on the June 30, 2024 financial statements. The Company was again late to file its annual report for the year ended June 30, 2024, as a result, the exemption from registration may not have been available for the sale of certain shares of common stock under Regulation A. The Company is currently only offering shares under Regulation CF and Regulation D and not offering shares pursuant to the Regulation A offering. The Company estimates that $3,766,582 was invested during the period starting on June 30, 2024 and ending on March 19, 2025 through either Regulation D or Regulation CF. The Company was again late to file its annual report for the year ended June 30, 2025, as a result, the exemption from registration may not have been available for the sale of certain shares of common stock under Regulation A. The Company is currently only offering shares under Regulation CF and Regulation D and not offering shares pursuant to the Regulation A offering. The Company estimates that $900,080 was invested during the period starting on July 1, 2025 and ending on December 17, 2025 through either Regulation D or Regulation CF.

We plan to continue to fund our operations and capital funding needs through equity financing and the exercise of warrants issued in private placements. There is no assurance that we will be able to raise money through our offerings or through the exercises of warrants. There are no assurances that we will be able to obtain further funds required for our continued operations. Even if additional financing is available, it may not be available on terms we find favorable. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

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Plan of Operation and Funding

We expect to continue research and development at our facility in Gainesville, Florida. We will also continue our relationship with our CM, and to establish relationships with distributors, and large prospective customers. Existing working capital, further advances, together with anticipated capital raises and anticipated cash flow are not expected to be adequate to fund our operations over the next twelve months. Our CEO and other consultants and employees have agreed to defer payment of certain salaries or fees until we have adequate capital resources to implement our business plan. We have no lines of credit or other bank financing arrangements. We have financed operations to date through proceeds from the sale of our common stock, warrant exercises and convertible loans. The onset of manufacturing and required FDA clinical testing, will see a need for increased capital raise. To obtain additional capital we have focused our efforts in selling our securities to high-net-worth individuals, which has resulted in raising approximately $180,000 per month. We are now shifting our focus to add family offices and venture capital firms and have received indications of their interest in investing into our Company. We are currently working towards closing our Series A Convertible Preferred Stock financing, with which we intend to raise an additional $7.1 million to total approximately $15,000,000.

Management anticipates additional increases in operating expenses relating to: (i) developmental expenses; and (ii) manufacturing expenses. Manufacturing cost will be a larger percentage of spending as we build about 37,000 finished cartridges. We intend to finance these expenses through the sale of additional securities and through the exercise of outstanding warrants.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences, or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Material Commitments

As of the date of this annual report, we do not have any material commitments except the leases described in Note 5 to the Financial Statements.

Transactions with Related Parties

During the fiscal year ended June 30, 2025, the Company entered several transactions with related parties. For a description of such transactions, see Note 6 to the Financial Statements. Such transactions were undertaken to secure capital for the Company or to retain the employment or professional services of the related party. The transaction prices were not determined based on arm’s-length negotiations, although the Company believes that the prices were on terms no less favorable to the Company than those available from unrelated third parties. No fairness or other valuation opinions were obtained from third party valuation firms.

Purchase of Significant Equipment

We do not have any commitments to purchase significant equipment during the next twelve months.

Off-Balance Sheet Arrangements

As of the date of this annual report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

13

Going Concern

As reflected in the accompanying financial statements, the Company had an accumulated deficit of $23,448,877 at June 30, 2025 and net loss from operations of $2,619,365.

The Company does not yet have a history of financial stability. Historically, the principal source of liquidity has been the issuance of equity securities and related party advances. In addition, the Company is in the development stage and has not generated any revenues since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue operations is dependent on the success of management’s plans and raising of capital through the issuance of equity securities, until such time that funds provided by operations are sufficient to fund working capital requirements.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash is insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

For a discussion of our accounting policies and related items, please see the Notes to the Financial Statements.

Quantitative and Qualitative Disclosure About Market Risk

Not applicable.

Item 3. Directors and Officers

The current directors and officers as of the Company are as follows:

Name	Position	Age

Executive Officers

Dr. Gregory Hummer	Chief Executive Officer	72
Bruce Raben	President and Secretary	71
Ann M. Hawkins	Chief Financial Officer and Treasurer	71
Jeff Spagnola	Chief Marketing Officer and Sales Director	64

Directors

Dr. Gregory Hummer	Director	72
Bruce Raben	Director	71

14

Devotion of Time by Executive Officers

Except for Dr. Gregory Hummer, all of the executive officers are part time contractors to the Company. The following table sets forth their monthly commitment based upon the number of hours currently worked.

Name	Commencement Date	Estimated Hourly Commitment (per week)
Dr. Gregory Hummer	October 1, 2020	40 hours
Bruce Raben	October 1, 2020	Up to 20 hours
Ann M. Hawkins	October 23, 2020	Up to 20 hours
Jeff Spagnola	October 13, 2020	Up to 20 hours

Business Experience of Executive Officers

Dr. Gregory Hummer, Chief Executive Officer and Director. Dr. Hummer was the Co-Founder of IdentifySensors, LLC In 2015. Dr. Hummer developed patented nanotechnology, including cost-effective printed circuit sensors that communicate wirelessly with remote data terminals and nearby smartphones. This technology has broad application including security and environmental monitoring of explosives, harmful gases and chemicals that have the potential to disrupt business operations. Dr. Hummer was the Founder and CEO of Simplicity Health Plans (www.simplicityhealthplans.com) in 2008. Dr. Hummer also founded the self-funded group health StayFit (www.thestayfitplan.com) which is a Software-as-a-Service (SaaS) provider of Consumer Driven Health Plans (CDHP), Health Savings Accounts (HSA), Corporate Wellness Programs and Medical Bill Claims Processing. The StayFit technology is backed by patented Point-of-Service Adjudication and Payment System. Dr. Hummer is the co-owner of Blue Pearl Yachts (www.bluepearlyachts.com). Dr. Hummer designed and developed “Blue Pearl”, a 114-foot Clipper Ketch Sailing Yacht. Dr. Hummer worked at St. Luke’s Hospital, as Treasurer of Medical Staff and Trauma Surgeon for 16 years.

Dr. Hummer attended The Ohio State University, Columbus, OH — Medical Doctor, 1978 (3 years) Residency: General Surgery, Cleveland Clinic Hospital University of Notre Dame, South Bend, IN — Pre-professional Biochemistry and Computer Engineering, 1975. He is the author of over 20 published articles on High Deductible Health Plans and Health Savings Accounts, Point-of-Service Payment Technology, Self-Funded Health Plans and Corporate Wellness.

Bruce Raben, President and Director. Mr. Raben has been an investment, merchant banker and private investor for over 30 years and was a founding partner of Hudson Capital Advisors, LLC. Starting in 1979 at Drexel Burnham Lambert, he worked on many leveraged buyouts and recapitalizations including Mattel Toys, SFN Co.’s, Magma Copper, Warnaco, Mellon Bank and Grant Street Bank, and John Fairfax. Mr. Raben then went on to co-found the Corporate Finance Department at Jefferies & Co. in 1990. At Jefferies, he led the creation of the Energy group and the Gaming group and helped engineer the recapitalization of TransTexas Gas.

Mr. Raben opened the west coast office for CIBC’s high yield finance and merchant banking activities in 1996. Shortly thereafter, he was the principal architect of CIBC’s financing and co-founding of what became Global Crossing where he sat on the board. At its peak, CIBC’s $30 million investment was worth in excess of $5.0 billion. Mr. Raben has sat on numerous public and private boards of investee and client companies. These include, Foodmaker, Rival Manufacturing, Magnetek, Warnaco, Terex, Global Crossing, Equity Marketing and Fresh Direct. Mr. Raben received his B.A. from Vassar College in 1975 and his MBA from Columbia University in 1979.

Ann M. Hawkins, Chief Financial Officer and Treasurer. Ms. Hawkins is a member of Edward C. Hawkins & Co., Ltd., a CPA firm and a member of Hawkins & Company, LLC., a law firm, both of which are based in Cleveland, Ohio. She received her law degree from Marquette University and received her B.B.A with Honors from the University of Notre Dame. Ms. Hawkins is a member of the American Bar Association, Ohio Bar Association, Florida Bar Association, Wisconsin Bar Association, American Institute of Certified Public Accountants, and Ohio Society of Certified Public Accountants. She is also admitted to United States Supreme Court, Supreme Court of the States of Ohio, Wisconsin, and Florida, Tax Court, and various federal courts.

15

Jeff Spagnola, Chief Marketing Officer. Mr. Spagnola spent 34 years in the communications industry working in a variety of sales and technical marketing roles. Early sales roles at NCR, Case Communications and Develcon Electronics prepared him for leadership roles at Cisco Systems, a global communications equipment provider. During 26 years at Cisco Systems, Mr. Spagnola’s leadership assisted Cisco in growing from a domestic business with revenue of $79.0 million (1991) to a global business with nearly $50.0 billion of revenue and over 75,000 employees. At Cisco Systems, Mr. Spagnola had many leadership roles including global sales management, global marketing, Service Provider business development, acquisition targeting and integration, government relations and partner management. Mr. Spagnola was a frequent speaker at both industry conferences and standards forums and was a spokesperson for Cisco’s service provider business to Investors, Industry Analysts and Press. He has also held board positions at the Center for Telecommunication Management (https://www.marshall.usc.edu/ctm-team) at the University of Southern California’s Marshall School of Business and also represented Cisco on the board of SuperComm, the largest United States tradeshow for the Service Providers. Mr. Spagnola is a graduate of the University of Dayton with a Bachelor of Science degree in Data Processing (1983). Born and raised in Cleveland Ohio, he and his wife Whitney now live in Kenwood, CA and have two grown children.

Compensation of Directors and Executive Officers

The table below summarizes all compensation paid to our directors and officers for all services rendered in all capacities for the fiscal year ended on June 30, 2025.

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Dr. Gregory Hummer	Chief Executive Officer	$200,000	$–	$200,000
Bruce Raben	President	$60,000	$–	$60,000
Ann M. Hawkins(1)	Chief Financial Officer	$–	$–	$–
Jeff Spagnola(2)	Chief Marketing Officer and Sales Director	$–	$–	$–

_________________

(1)	No compensation was paid directly to Ms. Hawkins. The Company paid $73,774 for accounting fees to Edward C. Hawkins & Co., Ltd., which is managed by Ms. Hawkins.
(2)	No compensation was paid to Mr. Spagnola. Mr. Spagnola forgave his accrued compensation.

Employment and Consulting Agreements

The Company has not entered into any employment agreements with any executive officer but has entered into Contractor Agreements with each of Dr. Greg Hummer, Bruce Raben, Ann M. Hawkins, and Jeff Spagnola and has agreed to pay each a quarterly fee. The contract for Dr. Hummer’s services is with Physicians Billing Management, Inc., a company which is wholly owned by Dr. Hummer. On December 31, 2023, each Dr. Greg Hummer, Bruce Raben, Ann M. Hawkins, and Jeff Spagnola agreed to forgive the amounts owed to them as of December 31, 2023. The total amount forgiven on December 31, 2023 was $1,407,000. On June 30, 2025, Ann M. Hawkins and Jeff Spagnola agreed to forgive the amounts owed to them as of June 30, 2025. The total amount forgiven on June 30, 2025 was $180,000. Dr. Greg Hummer and Bruce Raben were paid a total of $260,000 during the year ended June 30, 2025. The total remaining non-forgiven amounts for Dr. Greg Hummer and Bruce Raben have accrued and not been paid. These amounts to the sum of $220,000.

Indemnification Agreements

Except for the general indemnification of the directors and officers of the Company provided by the Bylaws and the Certificate of Incorporation in accordance with Delaware General Corporation Law, the Company currently is not a party to any indemnification agreement with any director or officer of the Company. The Company may enter into agreements to indemnify any or all of the Board of Directors or officers of the Company at some time in the future. The Company believes that these agreements could be necessary to attract and retain qualified persons as executive personnel of the Company.

16

Equity Incentive or Stock Option Plan

The Board of Directors and a majority of the stockholders of the Company have adopted and approved the 2020 Stock Incentive Plan (the “Plan”), pursuant to which the Company may grant or award stock or options to purchase stock up to a maximum of 9,722,222 shares. The awards may be given to employees, consultants, directors or other persons who render services to the Company. Awards are granted at the current fair market value of the Common Stock at the date of award. Awards may be subject to vesting provisions and repurchase rights in favor of the Company. The Plan is administered by the Board of Directors, unless a Compensation Committee is formed at which time the committee will administer the Plan.

During the year ended June 30, 2025, no stock options or stock awards were granted to the Company’s officers or directors.

Item 4. Security Ownership of Management and Certain Securityholders

The following tables set forth the ownership of our voting securities based on an aggregate of Common Shares issued and outstanding as of June 30, 2025. The information includes beneficial ownership by (i) each director and officer, (ii) all of our directors and executive officers as a group, and (iii) each person or entity who, to our knowledge, owns more than 10% of our Shares. Unless otherwise indicated, the address of each beneficial owner is 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Number and Address of Beneficial Owner(3)	Number of Shares	Nature of Beneficial Ownership	Percentage of Class
Dr. Gregory Hummer(1)	42,277,778	Indirect	89.8(2)%
Bruce Raben	416,742	Direct	*

All directors and Officers as a group	42,694,520		94%

*Less than one percent.

(1)

Includes 42,277,778 shares of Common Stock owned by IdentifySensors Fresh Food Enterprises, LLC, of which Dr. Hummer is the sole Manager. Dr. Hummer therefore has the power to vote these shares but otherwise disclaims beneficial ownership.

(2)	Based on 47,079,716 shares of Common Stock and 3,116,060 shares of Series A Preferred Stock outstanding as of the date of this report.
(3)	Unless otherwise indicated, the address of each beneficial owner is 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122.

17

Item 5. Interest of Management and Others in Certain Transactions

Except as set forth below, the Company has not entered into any transaction for the period ended June 30, 2025; and currently there are no proposed transactions, in which either the Company or any of its subsidiaries was or is to be a party, and where the amount involved exceeds $120,000, in which: (i) any of the Company’s directors or executive officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding Shares; or (iii) any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons, had or has a direct or indirect material interest.

Voting Control by CEO

IdentifySensors Fresh Food Enterprises, LLC owns more than 84% of the issued and outstanding voting shares of the Company. Dr. Hummer is the sole Manager of ISFFE and has the right to vote such shares. As a result, Dr. Hummer has sole voting control over the business and affairs of the Company.

No Ownership of the Intellectual Property

The Company has acquired rights to use the intellectual property invented by Dr. Hummer pursuant to a License Agreement with IdentifySensors Fresh Food Enterprises, LLC, which Dr. Hummer controls. See “Description of Business—License Agreement” In the event of any conflict with Dr. Hummer, the Company could lose access to and rights to use the intellectual property upon which the Company’s products will be developed.

No Arms’-Length Agreements

The agreements between the Company and Dr. Hummer or his affiliated entities have not been negotiated at arms’-length. While the Company believes that the terms and conditions of such agreements are fair to the Company, there can be no assurances that the Company could not obtain more favorable terms from a third party.

Management Not Required to Devote Full Time and Energy

None of Dr. Hummer, Ann Hawkins and Jeff Spagnola is obligated to devote their respective full time and energy to the Company business and each has other business activities that may require a substantial amount of time and attention. The Company will not, therefore, be entitled to the full time and energy of such personnel.

Item 6. Other Information

Not applicable.

18

Item 7. Financial Statements

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

IdentifySensors Biologics Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of IdentifySensors Biologics Corp. (the “Company”) as of June 30, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the Board that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Stock-Based Compensation

As discussed in Note 7 to the financial statements, the Company has stock-based compensation that is based on fair value measurements. We identified the computation of stock-based compensation as a critical audit matter because of the subjectivity of the inputs and assumptions that management utilized in determining the fair value of the stock-based awards. The principal consideration for our determination that stock-based compensation estimates is a critical audit matter is that the model used to determine the grant date fair value includes a significant unobservable input of volatility, which is subject to estimation uncertainty and requires significant auditor subjectivity in evaluating that input and estimate. Volatility is based on a blend of the Company’s expected volatility and those of similar companies.

Our audit procedures related to stock-based compensation estimates include the following, among others:

•	We obtained and read the stock-based award agreements,
•	We evaluated the reasonableness of management’s significant valuation assumptions; and
•	We recomputed the fair value of each grant using management’s inputs and compared to the fair value calculated by management.

/s/ Meaden & Moore, Ltd.

Meaden & Moore, Ltd.

Cleveland, Ohio

We have served as the Company's auditor since 2022.

January 14, 2026

F-3

IdentifySensors Biologics Corp.

Balance Sheets

	June 30,	June 30,
	2025	2024
ASSETS
Current assets:
Cash	$959,463	$172,482
Inventory	887,695	–
Prepaid expenses	23,623	14,676
Total current assets	1,870,781	187,158

Property, plant and equipment	1,050,062	1,335,226
Operating lease right-of-use asset	73,205	67,099
Deposits	167,350	171,225
Total non-current assets	1,290,617	1,573,550
Total assets	$3,161,398	$1,760,708

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$159,440	$478,935
Accrued contractor expense – related party	220,000	220,000
Accrued legal	18,360	–
Accrued legal and accounting – related party	7,462	51,571
Accrued payroll	30,518	65,880
Note payable related party	423,616	539,217
Subscription refunds payable	9,173	9,173
Operating lease liability	73,552	68,212
Total current liabilities	942,121	1,432,988

Long term liabilities:
Operating lease liability	–	–
Total long term liabilities	–	–
Total liabilities	942,121	1,432,988

Stockholders' Equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized, 3,138,282 shares issued and outstanding as of June 30, 2025 and 1,808,417 shares outstanding at June 30, 2024	314	181
Common stock, $0.0001 par value: 350,000,000 shares authorized; 47,079,716 shares issued and outstanding as of June 30, 2025 and 47,526,115 shares issued and outstanding at June 30, 2024	4,708	4,686
Additional paid-in capital	25,663,132	21,152,365
Accumulated (deficit)	(23,448,877)	(20,829,512)
Total stockholders' equity	2,219,277	327,720
Total liabilities and stockholders' equity	$3,161,398	$1,760,708

The accompanying notes are an integral part of these financial statements.

F-4

IdentifySensors Biologics Corp.

Statements of Operations

	For the Year Ended	For the Year Ended
	June 30,	June 30,
	2025	2024

Revenue	$–	$–
Operating expenses:
Research and development expenses	1,469,837	4,441,576
Manufacturing	169,650	1,176,821
Marketing	433,288	687,443
Office and administrative expenses	831,539	1,093,241
Compensation stock expense	376,389	5,137,448
Professional fees	369,099	266,998
Total operating expenses	3,649,802	12,803,527

Loss from operations	(3,649,802)	(12,803,527)

Other Income (Expense)
Interest expense	(37,258)	(18,476)
Contractor expense forgiveness – related party	180,000	1,407,000
Change in inventory reserve	887,695	–
Interest income	–	24
Total Other Income (Expense)	1,030,437	1,388,548

Loss before provision for federal income taxes	(2,619,365)	(11,414,979)
Provision for federal income taxes	–	–
Net loss	$(2,619,365)	$(11,414,979)

Net loss per common share - basic and diluted	$(0.05)	$(0.23)

Weighted average common shares outstanding - basic and diluted	49,780,211	49,256,605

The accompanying notes are an integral part of these financial statements.

F-5

IdentifySensors Biologics Corp.

Statement of Changes in Stockholders' Equity

For the years ended June 30, 2025 and 2024 (as restated)

	Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Accumulated (Deficit)	Stockholders’ Equity
Balance – July 1, 2023 (as restated)	–	$–	47,603,868	$4,611	$10,485,476	$(9,414,533)	$1,075,554

Common stock issued for cash (as restated)	–	–	1,324,296	132	2,862,873	–	2,863,005
Common stock converted to preferred (as restated)	–	–	(1,405,033)	(141)	(6,181,693)	–	(6,181,834)
Preferred stock converted from common (as restated)	1,405,033	141	–	–	6,181,693	–	6,181,834
Preferred stock issued for cash	397,830	40	–	–	1,828,635	–	1,828,675
Stock options vested	–	–	–	–	5,137,448	–	5,137,448
Warrants issued	–	–	–	84	837,933	–	838,017
Net loss for the period	–	–	–	–	–	(11,414,979)	(11,414,979)

Balance - June 30, 2024 (as restated)	1,802,863	$181	47,523,131	$4,686	$21,152,365	$(20,829,512)	$327,720

Common stock issued for cash	–	–	10,342	2	46,539	–	46,541
Common stock converted to preferred	–	–	(453,757)	(45)	(2,134,445)	–	(2,134,490)
Preferred stock issued for cash	881,662	88	–	–	3,282,488	–	3,282,576
Preferred stock converted from common	453,757	45	–	–	2,134,445	–	2,134,490
Stock based compensation	–	–	–	–	376,389	–	376,389
Warrants issued	–	–	–	65	646,399	–	646,464
Warrants revalued	–	–	–	–	158,952	–	158,952
Net loss for the period	–	–	–	–	–	(2,619,365)	(2,619,365)

Balance - June 30, 2025	3,138,282	$314	47,079,716	$4,708	$25,663,132	$(23,448,877)	$2,219,277

The accompanying notes are an integral part of these financial statements.

F-6

IdentifySensors Biologics Corp.

Statements of Cash Flow

	For the Year Ended	For the Year Ended
	June 30,	June 30,
	2025	2024

Cash from operating activities:
Net loss	$(2,619,365)	$(11,414,979)
Adjustments to reconcile net loss to net cash used in operating activities:
Debt forgiveness income	(180,000)	(1,407,000)
Stock based compensation	376,389	5,137,448
Depreciation	391,160	300,883
Change in inventory reserve	(887,695)	–
Warrant revaluation	158,952	–
Reduction in lease asset	(6,106)	79,186
Changes in operating assets and liabilities:
Prepaid expenses	(8,947)	2,932
Change in lease liability	5,340	(78,991)
Deposits	3,875	702,636
Accounts payable, accrued liabilities and expenses	(200,605)	439,556
Accrued interest	(16,102)	17,943
Net cash used in operating activities	(2,983,104)	(6,220,386)

Cash flows from investing activities:
Purchase of equipment	(105,996)	(952,124)
Net cash used in investing activities	(105,996)	(952,124)

Cash flows from financing activities:
Borrowings from related parties	34,000	470,000
Borrowings from non-related parties	100,000	–
Repayments to related parties	(133,500)	(125,000)
Repayments to non-related parties	(100,000)	–
Issuance of stock and warrants for cash	3,975,581	5,529,430
Net cash provided by financing activities	3,876,081	5,874,430

Net change in cash	786,981	(1,298,080)
Cash - beginning of period	172,482	1,470,562
Cash - end of period	$959,463	$172,482

Supplemental Cash Flow Disclosures
Cash paid for interest	$54,125	$–
Cash paid for income taxes	$–	$–
Exercise of warrants for stock	$–	$354,225

The accompanying notes are an integral part of these financial statements.

F-7

Identifysensors biologics Corp

Notes to the Financial Statements

For the Years Ended June 30, 2025 and 2024

Note 1 Organization and Summary of Significant Accounting Policies

Nature of Operations

The Company, IdentifySensors Biologics Corp., is a Delaware corporation (“Company”) founded on June 11, 2020. Since inception, the Company has been in the business of developing tests for viral and bacterial pathogens. The Company is in the process of developing and manufacturing an advanced graphene-based biosensor gene detection platform. The Company’s testing platform utilizes molecular detection with solid-state electronic biosensors that rapidly and simultaneously detects multiple test targets using a single test sample.

As of June 30, 2025, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of research and development, manufacturing inventory, formation activities, establishing agreements, and preparations to raise capital. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Basis of Presentation

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Revenue Recognition

No revenue has been earned or recognized as of June 30, 2025 or 2024.

Cash and Cash Equivalents

All liquid debt instruments, purchased with a maturity of 3 months or less, are considered to represent cash equivalents. There were no cash equivalents as of June 30, 2025, and 2024.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense was $391,160 as of June 30, 2025, and $300,883 as of June 30, 2024.

F-8

The Company primarily follows the straight-line method of depreciation utilizing the following range of lives:

Class	Years
Software	3
Equipment	5

Property, plant, and equipment consists of the following as of June 30, 2025, and 2024:

Class	June 30, 2025	June 30, 2024
Software	$310,564	$288,564
Equipment	1,482,707	1,398,711
Accumulated Depreciation	(743,209)	(352,049)
Net – Property, plant, and equipment	$1,050,062	$1,335,226

Inventory

Inventory is stated at the lower of cost or net realizable value.

Income Taxes

FASB ASC 740-10 requires the affirmative evaluation that it is more likely-than-not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in income tax returns. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. FASB ASC 740-10 also requires companies to disclose additional quantitative and qualitative information in their financial statements about uncertain tax positions. There are no unrealized tax benefits as of June 30, 2025.

The Company classifies penalties and interest expense associated with its tax positions as a component of general and administrative expenses. For the years ended June 30, 2025 and 2024, no interest and penalties associated with the Company’s tax positions have been recognized in the statements of operations or the balance sheet.

Research and Development Expenses

Research and development expenses are charged to expenses as incurred. Research and development expenses include, but are not limited to, product development, clinical and regulatory expenses, materials, supplies, and related subcontract expenses. The expenses assigned to molecular gene detection sensors are for product commercialization to Purdue University and outside contractors and manufacturers. The Company is now in the phase of early manufacturing and has a manufacturing partner and is applying to be selected for government grants.

The research expenses are assigned to the research sensor project to demonstrate proof of principle in the detection of pathogens by rapid molecular gene identification in patients. Expenses support supplies and manpower to produce a working prototype. These expenses include compensation support of key personnel and consultants to develop a commercialization plan.

F-9

Marketing Expenses

Marketing expenses are charged to expenses as incurred. Marketing expenses include, but are not limited to, generating investment leads, advertising for investment leads, advertising, consulting related to advertising, marketing of products, ad placements, and advertising consultants.

Fair Value Measurements

When required to measure assets or liabilities at fair value the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value of hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level I uses quoted prices in active markets for identical assets or liabilities. Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The value of warrants, stock options, and other items are deemed to be Level 3.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Basic and Diluted Earnings Per Share

Basic earnings per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated based on the weighted average number of common shares outstanding during the period plus the effect of potentially dilutive common stock equivalents, including stock options, warrants to purchase the Company’s common stock, and preferred stock. For the year ended June 30, 2025, and 2024, potentially dilutive common stock equivalents not included in the calculation of diluted earnings per share because they were anti-dilutive are as follows:

	June 30,	June 30,
	2025	2024
Warrants	1,055,169	849,698
Options	2,483,100	2,483,100
Total dilutive shares	3,538,269	3,332,798

Stock-based Compensation

Stock-based compensation to employees and non-employees consists of stock options, warrants to purchase common stock, and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant. The fair value of shares of common stock is based on trading price of the Company’s share.

The Company calculates the fair values of stock options and warrants grants utilizing the Black-Scholes pricing model. Assumptions used by the Company in using the Black-Scholes pricing include: 1) volatility based on the average volatility rate of similar companies, 2) risk free interest rate based on the U.S. Treasury yield for a term consistent with expected life of the awards in effect at the time of the grant, 3) the expected life of the option or warrants, and 4) expected cash dividend rate on shares of common stock.

The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to be vested during that period. The resulting stock-based compensation expense for employee awards is generally recognized on a straight-line basis over the vesting period of the award.

F-10

Common Stock Purchase Warrants

Common stock purchase warrants and other derivative financial instruments are classified as equity if the contracts (1) require physical settlement or net-share settlement, or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). Contracts which (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as liabilities. The Company assesses classification of its common stock purchase warrants and other derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

Leases

The Company accounts for leases under FASB ASC 842 operating lease liabilities and their corresponding right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rate to discount lease payments, which reflects the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. Prospectively, the Company will adjust the right-of-use assets for straight-line rent expense, or any incentives received and remeasure the lease liability at the net present value using the same incremental borrowing rate that was in effect as of the lease commencement or transition date.

Pursuant to FASB ASC 842, the Company has elected not to recognize leases with an original term of one year or less on the balance sheet. Options to renew a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will renew. Assumptions made by the Company at the commencement date are re-evaluated upon occurrence of certain events, including a lease modification. A lease modification results in a separate contract when the modification grants the lessee an additional right of use not included in the original lease and when lease payments increase commensurate with the standalone price for the additional right of use. When a lease modification results in a separate contract, it is accounted for in the same manner as a new lease.

Note 2 Going Concern

The Company’s financial statements are prepared using U.S. GAAP, applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. During the years ended June 30, 2025, and June 30, 2024, the Company had a net loss of $2,619,365 and $11,414,979 respectively. As of June 30, 2025, and June 30, 2024, the Company had an accumulated deficit of $23,448,877 and $20,829,512, respectively. The Company has not established sufficient revenue to cover its operating costs and will require additional capital to continue. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors raise substantial doubt about its ability as a going concern.

To continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan to obtain such resources for the Company includes: the sales of equity instruments; traditional financing such as loans, and to obtain capital from management and significant stockholders sufficient to meet its minimum operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing this plan.

There is no assurance that the Company will be able to obtain sufficient additional funds needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations. However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-11

Note 3 Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This ASU enhances income tax disclosures by providing information to better assess how an entity’s operations, related tax risks, tax planning and operation opportunities affect its tax rate and prospects for future cash flows. The ASU requires additional disclosures to the annual effective tax rate reconciliation including specific categories and further disaggregated reconciling items that meet the quantitative threshold. Additionally, the ASU requires disclosures relating to income tax expenses and payments made to federal, state, local, and foreign jurisdictions. The ASU is effective for fiscal years beginning after December 31, 2024. The Company will make the requisite updates in the notes to the annual financial statements for the period ending June 30, 2026.

Note 4 Income Taxes

All income taxes referred to herein are taxes in the United States. Deferred tax is recognized on differences between the carrying amounts of assets and liabilities in the financial statements and their corresponding tax basis (known as temporary differences). Deferred tax liabilities are recognized for all temporary differences that are expected to increase taxable profit and taxes payable in the future.

Deferred tax assets are recognized for all temporary differences that are expected to reduce taxable profit in the future. Deferred tax assets are measured at the highest amount that, based on current or estimated future taxable profit, is more likely than not to be recovered.

The net carrying amount of deferred tax assets is reviewed at each reporting date and is adjusted to reflect the current assessment of future taxable profits and future tax rates. Any adjustments are recognized in profit or loss.

Deferred tax is calculated at the tax rates that are expected to apply to the taxable profit (tax loss) of the periods in which it expects the deferred tax asset to be realized or the deferred tax liability to be settled, on the basis of tax rates that have been enacted or substantively enacted by the end of the reporting period for said future periods.

The net operating loss can only be used to offset up to 80% of net income. The remainder of the net operating loss can be carried forward indefinitely. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to 100% of net deferred tax assets exists as of June 30, 2025, and 2024. The Company has not filed its income tax returns for the period ended June 30, 2025, however, the estimated net operating loss carried forward is $18,516,364.

The Company’s current provision (benefit) for Federal income taxes of $0 is reconciled to the tax calculated at the statutory rate of 21% as follows:

	June 30, 2025	June 30, 2024
Federal taxes based on net loss before Federal tax expense	$(550,067)	$(2,397,146)
Add tax on the following:
Permanent differences	557	3,306
Temporary differences
Book-to-tax depreciation	42,248	(197,376)
Capitalized R&D expenses	(111,468)	220,382
Related party debt forgiveness	(37,800)	–
Stock compensation expense	79,041	1,078,864
Unpaid related party expenses	27,104	(181,215)
Unpaid related party interest	(1,636)	3,880
Valuation account	552,021	1,469,305

Provision for Federal Income Taxes	$–	$–

F-12

Significant components of deferred income tax assets and liabilities follows:

	June 30, 2025	June 30, 2024
Net operating loss carryover	$4,444,396	$2,920,723
Permanent differences	557	3,306
Temporary differences	(2,311)	924,535
Valuation allowance	(4,442,642)	(3,848,564)
Net deferred tax asset (liability)	$–	$–

Note 5 Leases and Commitments

The Company entered into a lease agreement effective April 1, 2022, for a facility located in Shaker Heights, Ohio. The lease is a twenty-four-month lease with twenty-four monthly payments beginning on April 1, 2022. Base payments of $1,600 are due on the first day of each month. The lease was extended for twelve months starting April 1, 2024 and ending March 31, 2025. Currently, the lease is a month-to-month lease. The Company anticipates it will lease this space for an additional twelve months. The lease is classified as an operating lease under FASB ASC 842, and a right of use asset is recorded on the balance sheet of $14,169 as of June 30, 2025, and 2024, and a liability of $14,222 as of June 30, 2025, and 2024. Operating lease costs for the year ended June 30, 2025, and 2024 were $20,450 and $20,618 respectively.

The Company also entered into a lease agreement effective March 1, 2023, for a facility located in Gainesville, Florida. The lease is a twenty-four-month lease with monthly payments beginning on March 1, 2023. The lease was extended for twelve months starting March 1, 2025. Base payments of $7,500 are due on the first day of each month. The lease is classified as an operating lease under FASB ASC 842, and a right of use asset is recorded on the balance sheet of $59,036 and $52,930 as of June 30, 2025, and 2024 and a liability of $59,330 as of June 30, 2025, and $53,991 is recorded on the balance sheet as of June 30, 2024. Lease costs for the year ended June 30, 2025, and 2024 were $90,387 and $94,909, respectively. The lease has a renewal option, which extends the terms for an additional year. The lease can be cancelled at any time by the lessor.

Cash paid on the above leases was $110,837 for the year ended June 30, 2025, and $122,830 for the year ended June 30, 2024. The weighted average term and rate was 0.71 years and 6% for 2025 and 0.71 years and 6% for 2024.

The Right-of-use assets are summarized below:

	June 30, 2025	June 30, 2024
Office Lease	$107,446	$177,682
Less accumulated amortization	(34,241)	(110,583)
Right-of-use, net	$73,205	$67,099

Amortization on the right-of -use asset is included in office and administrative expenses on the statements of operations.

Operating lease liabilities are summarized below:

	June 30, 2025	June 30, 2024
Office Lease	$73,552	$68,212
Less: current portion	(73,552)	(68,212)
Long term portion	$–	$–

F-13

Following is a maturity of annual undiscounted cash flows for operating lease liabilities as of June 30, 2026:

Maturing in fiscal year-ended 2026	$74,399
Maturing after fiscal year-ended 2026	–
Total	74,399
Less: Imputed interest	(847)
Liability recognized in the balance sheet	$73,552

Note 6 Related Party Transactions

Compensation owed to the Chief Executive Officer, Chief Financial Officer and Treasurer, President and Secretary, Chief Marketing Officer and Sales Director for services for the year ended June 30, 2025 and 2024, was as follows:

	June 30,	June 30,
	2025	2024

Chief Executive Officer	$40,000	$80,000
Chief Financial Officer and Treasurer	–	20,000
President and Secretary	180,000	80,000
Chief Marketing Officer and Sales Director	–	40,000
	$220,000	$220,000

Amounts owed to the Chief Executive Officer, Chief Financial Officer and Treasurer, President and Secretary, and Chief Marketing Officer and Sales Director for services are classified as accrued contractor expense – related party on the balance sheets. During the year ended June 30, 2025, $180,000 was forgiven as noted on the statement of operations, and during the year ended June 30, 2024, $1,407,000 was forgiven as noted on the statement of operations.

On July 29, 2020, the Company borrowed $150,000 from IdentifySensors Fresh Food Enterprises LLC, a shareholder in the Company. The note bears interest at a rate of 6% per annum. The note and accrued interest are due on July 28, 2026. Interest accrued on the note as of June 30, 2025, and June 30, 2024, were $17,014 and $35,274, respectively. The amounts are classified as note payable – related party on the balance sheet.

On December 13, 2023, the Company borrowed $200,000 from IdentifySensors Fresh Food Enterprises LLC, a shareholder in the Company. The note bears interest at a rate of 8% per annum. The note and accrued interest are due on December 13, 2025. Interest accrued on the note as of June 30, 2025, and June 30, 2024, were $9,484 and $8,679, respectively. The amounts are classified as note payable – related party on the balance sheet.

On May 1, 2024, the Company borrowed $20,000 from IdentifySensors Fresh Food Enterprises LLC, a shareholder in the Company. The note bears interest at a rate of 6% per annum. The note and accrued interest are due on May 1, 2026. Interest accrued on the note as of June 30, 2025, and June 30, 2024, were $920 and $264, respectively. The amounts are classified as note payable – related party on the balance sheet.

On June 27, 2024, the Company borrowed $125,000 from the Chief Executive Officer of the Company. The note bears interest at a rate of 6.5% per annum. The note and accrued interest are payable on demand. Interest accrued on the note as of June 30, 2025, and June 30, 2024, were $0 and $0, respectively. The note and interest totaling $130,695 were paid in full on January 17, 2025.

F-14

On August 15, 2024, the Company borrowed $25,500 from IdentifySensors Fresh Food Enterprises LLC, a shareholder in the Company. The note bears interest at a rate of 8% per annum. The note and accrued interest are due on May 1, 2026. Interest accrued on the note as of June 30, 2025, and June 30, 2024, were $699 and $0, respectively. The amounts are classified as note payable – related party on the balance sheet.

On December 4, 2024, the Company borrowed $100,000 from an unrelated third party. The note bears interest at a rate of 10% per annum. The note and accrued interest are payable on February 3, 2025. Interest accrued on the note as of June 30, 2025, and June 30, 2024, were $0 and $0, respectively. The note and interest totaling $101,205 were paid in full on January 17, 2025.

During the years ended June 30, 2025, and June 30, 2024, the Company incurred expenses for accounting services in the amount of $73,744 and $78,067, respectively to Edward C. Hawkins & Co., Ltd., an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2025, and June 30, 2024, the Company owed Edward C. Hawkins & Co., Ltd. $7,462 and $50,505, respectively. The amount is classified as accrued legal and accounting – related party on the balance sheet.

During the years ended June 30, 2025, and June 30, 2024, the Company incurred expenses for legal services in the amount of $694 and $4,258 respectively to Hawkins and Company LLC, an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2025, and June 30, 2024, the Company owed Hawkins and Company LLC $0 and $1,066, respectively. The amounts are classified as accrued legal and accounting – related party on the balance sheet.

During the years ended June 30, 2025, and 2024, the Company incurred expenses for consulting services in the amount of $0 and $6,875 respectively to Integra Ventures LLC, an entity fully owned by a partial owner of IdentifySensors Fresh Food Enterprises LLC. As of June 30, 2025, and June 30, 2024, the Company owed Integra Ventures LLC $0 and $0, respectively. The amounts are classified as accounts payable on the balance sheet.

During the years ended June 30, 2025, and 2024, the Company incurred expenses for software development in the amount of $61,100 and $13,500, respectively, to MCO Advantage, Ltd., an entity owned 50% by the Chief Executive Officer and 50% by another related party. The balance owed to MCO Advantage, Ltd. as of June 30, 2025, and June 30, 2024, was $0 and $5,500, respectively. The amounts are classified as accounts payable on the balance sheet.

During the years ended June 30, 2025 and 2024, the Company incurred expenses for consulting and bookkeeping services in the amount of $40,000 and $40,000, respectively to Healthcare Office Systems Inc., an entity fully owned by a related party. The balance owed to Healthcare Office Systems Inc. as of June 30, 2025, and June 30, 2024, was $0 and $0, respectively. The amounts are classified as accounts payable on the balance sheet.

Note 7 Stockholders’ Equity

Authorized Capital Stock

On June 11, 2020, the Company filed a Certificate of Incorporation with the State of Delaware to authorize the Company to issue 400,000,000 shares, consisting of 350,000,000 shares of Common Stock, and 50,000,000 shares of Preferred Stock. The Company has two classes of common stock, those issued under Reg. A and those issued under Reg. D. Both classes have the same voting rights and the same per share price of $4.50 as of June 30, 2025, and June 30, 2024. Reg. D investors can qualify to receive warrants whereas Reg. A investors do not qualify.

	Reg A Shares	Reg D Shares	Preferred Shares
Outstanding as of July 1, 2023 (as restated)	43,011,731	4,592,137	–
Issued to investors	–	1,324,296	397,830
Converted to preferred stock	–	(1,405,033)	1,405,033
Outstanding as of June 30, 2024 (as restated)	43,011,731	4,511,400	1,802,863
Issued to investors	–	10,342	881,662
Conversion of shares	–	(453,757)	453,757
Outstanding as of June 30, 2025	43,011,731	4,067,985	3,138,282

F-15

Common Stock

During the year ended June 30, 2025, the Company had the following common stock transactions:

•	Issued 10,342 shares of common stock under Reg CF for $46,541.
•	There was a conversion of 453,757 shares of common stock into 453,757 to preferred shares.

During the year ended June 30, 2024, the Company had the following common stock transactions (as restated):

•	Issued 1,324,296 shares of common stock issued under Reg D for total cash proceeds of $2,862,873.
•	Converted 1,405,033 shares issued under Reg D into preferred stock. The Company values those shares at a par value of $0.0001 per share.

Preferred Stock

During the year ended June 30, 2025, the Company had the following preferred stock transactions:

•	Issued 881,662 shares of preferred stock for cash proceeds of $3,282,576 with a par value of $0.0001 per share.
•	There was a conversion of 453,757 shares of common stock into 453,757 to preferred shares.

During the year ended June 30, 2024, the Company had the following preferred stock transactions (as restated):

•	Issued 397,830 shares of preferred stock for cash proceeds of $2,666,557 with a par value of $0.0001 per share.
•	Converted 1,405,033 of Reg D shares into preferred stock. The Company values those shares at a par value of $0.0001 per share.

On May 1, 2024, the Company filed a certificate of designation with the Delaware Secretary of State to create a new series of Preferred Stock designated as Series A Preferred Stock. According to the certificate of designation, shares of Series A Preferred Stock will rank superior to shares of Common Stock and to any other series of shares designated as junior to the shares of Series A Preferred Stock. They will have equal rights to receive dividends with the shares of Common Stock. In the event of a voluntary, involuntary or deemed liquidation of the Company, holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution, before any payment is made to the holders of Common Stock, a liquidation preference of $9.00 per share. They will vote with the shares of Common Stock, voting together as a single class on an as converted basis. Upon a change of control or a qualified public offering, each share of Series A Preferred Stock will convert into two shares of Common Stock. Voluntary conversion of shares of Series A Preferred Stock may be requested in writing from time to time, and, in this case, each share of Series A Preferred Stock will convert into one share of Common Stock.

Stock Awards

On July 1, 2020, the Company’s shareholder adopted a Stock Incentive Plan that was approved by the Board of Directors on July 9, 2020. Pursuant to the Plan, consultants of the Company were awarded Restricted Stock Awards in 2020. Compensation expense is recognized over the vesting period of the awards based on the par value of the stock at the issue date, which for stock awards during the year ended June 30, 2025, was $.001 per share. The stock was not traded in an open market on the date of grant and par value has been determined by the Board of Directors. Shares under the Plan vest according to each individual award agreement, which may include both performance based and time-based vesting.

F-16

Total shares reserved for issuance under the award plan were 9,722,222 at June 30, 2025, and 9,722,222 at June 30, 2024.

7,770,000 shares were issued under the plan as of June 30, 2025. As of June 30, 2025, 3,473,125 of those shares have fully vested, 4,296,875 of the issued shares have been forfeited. During the years ended June 30, 2025 and 2024, no shares vested or were forfeited.

As of June 30, 2025, there was $0 of total unrecognized compensation cost related to nonvested shares granted under the Plan.

As of June 30, 2024, there was $0 of total unrecognized compensation cost related to nonvested shares becoming vested under the Plan. The cost is expected to be recognized over a weighted average period of 0.20 years.

Stock Options

On July 1, 2020, the Company’s shareholder adopted a Stock Incentive Plan that was approved by the Board of Directors on July 9, 2020. Pursuant to the Plan, employees and consultants of the Company may be issued stock options of the Company. Compensation expense is recognized over the vesting period of the awards based on the Black Scholes value of the stock as of the reporting period. Shares under the Plan vest according to each individual award agreement, which may include both performance based and time-based vesting.

The following summarizes the number of options granted and outstanding during the years ended June 30, 2025, and June 30, 2024:

Number of Shares
Outstanding, July 1, 2023:	1,074,212
Granted:	1,976,388
Expired or Forfeited:	(567,500)
Exercised:	–
Outstanding, June 30, 2024:	2,483,100
Granted:	–
Expired or Forfeited:	–
Cancelled:	(222,222)
Exercised:	–
Outstanding, June 30, 2025:	2,260,878

Exercisable, June 30, 2025:	1,633,294

No options expired during the year ended June 30, 2025, or the year ended June 30, 2024. One individual reached an agreement with the Company to cancel his stock options for warrants. The Company agreed and cancelled 222,222 stock options.

F-17

The following summarizes the vesting schedules for the options:

Date of Grant	Number of Shares	Exercise Price	Percent Vested at Date of Grant	Percent Vested Monthly Thereafter	Expiration Date
March 10, 2021	12,500	$4.00	10.00%	6.00%	March 9, 2031

September 1, 2021	2,000	$5.25	100.00%	0.00%	September 1, 2026

October 8, 2021	100,000	$4.25	0.00%	n/a	October 8, 2026

February 1, 2022	30,000	$4.25	0.00%	4.17%	February 27, 2026

February 19, 2022	30,000	$4.00	0.00%	4.17%	February 27, 2026

May 5, 2023	400,000	$4.50	0.00%	2.08%	May 4, 2028

May 5, 2023	240,000	$4.50	0.00%	n/a	May 4, 2028

July 10, 2023	30,000	$4.50	0.00%	2.08%	July 30, 2027

August 13, 2023	75,000	$4.50	100.00%	n/a	July 30, 2028

October 20, 2023	75,000	$4.50	100.00%	n/a	November 1, 2028

November 1, 2023	70,000	$4.50	0.00%	2.50%	November 1, 2028

November 1, 2023	888,888	$4.50	50.00%	2.08%	October 30, 2033

January 1, 2024	75,000	$4.50	100.00%	n/a	January 1, 2029

January 18, 2024	112,500	$4.50	100.00%	n/a	January 18, 2029

February 23, 2024	75,000	$4.50	100.00%	n/a	February 23, 2029

March 8, 2024	400,000	$4.50	10.00%	n/a	March 7, 2029

May 8, 2024	75,000	$4.50	100.00%	n/a	May 8, 2029

All options vest as described above, provided the Optionee continues to provide continuous service to the Company.

The average remaining contractual life of the options outstanding was 3.24 years and 4.29 years as of June 30, 2025, and June 30, 2024, respectively.

F-18

The options were valued at fair value as determined at a valuation between $1.31 and $4.29 per share using the Black-Scholes method. The fair value of the stock options outstanding as of June 30, 2025 is estimated to be $5,713,364. An expected price volatility between 69.00% and 132.84%, a risk-free interest rate between 3.68% and 4.22%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2025. The fair value of the stock options outstanding as of June 30, 2024 is estimated to be $5,336,976. An expected price volatility between 79.79% and 100.40%, a risk-free interest rate between 4.04% and 5.13%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2024.

At June 30, 2025, the intrinsic value of the outstanding options was $(1,599,214).

At June 30, 2024, the intrinsic value of the outstanding options was $(1,366,546).

Warrants

The Company also issued warrants to common stockholders as part of a Regulation D offering based on specified levels of investment, which are detailed as follows:

Amount Invested	Number of Warrants	Exercise Price (per share)	Aggregate Exercise Price
$100,000 to 199,999	4,750	$5.25	$24,937.50
$200,000 to 299,999	11,425	$5.25	$59,981.25
$300,000 to 399,999	20,000	$5.25	$105,000.00
$400,000 or more	30,475	$5.25	$159,993.75

During the year ended June 30, 2025, the Company issued 8,826 warrants to stockholders who had purchased shares through the Regulation D offering for achieving specified levels of investment, to purchase common stock with a weighted average price of $5.25 per share. The Company also issued 222,223 warrants to a stockholder who purchased Series A preferred stock with a weighted average price of $4.50. The Company also reached an agreement with an investor who was issued stock options and warrants to cancel the stock options and originally issued warrants and issue an additional 226,972 of warrants with a weighted average price of $4.50. All warrants outstanding are exercisable as of June 30, 2025.

During the year ended June 30, 2024, the Company issued 354,225 warrants to stockholders who had purchased shares through the Regulation D offering for achieving specified levels of investment, to purchase common stock with a weighted average price of $5.25 per share. All warrants outstanding were exercisable as of June 30, 2024.

The following summarizes the number of warrants during the years ended June 30, 2025, and the year ended June 30, 2024, respectively:

Number of Warrants
Balance at July 1, 2023:	523,898
Granted:	354,225
Exercised:	–
Expired:	(28,425)
Balance at June 30, 2024:	849,698
Granted:	458,021
Exercised:	–
Expired:	(252,550)
Balance at June 30, 2025:	1,055,169

The fair value of the warrants outstanding at June 30, 2025, using the Black-Scholes method, is estimated at $2,459,233. An expected price volatility between 69.00% and 132.84%, a risk-free interest rate between 3.68% and 4.22%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2025. The intrinsic value of the warrants as of June 30, 2025, is $(2,715,383).

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The fair value of the warrants outstanding at June 30, 2024, using the Black-Scholes method, is estimated at $1,812,704. An expected price volatility between 79.79% and 100.40%, a risk-free interest rate between 4.04% and 5.13%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2024. The intrinsic value of the warrants as of June 30, 2024 is $(2,621,390).

Note 8 Compliance/Contingency

The Company was late to file its annual report for the year ended June 30, 2025, as a result, the exemption from registration may not have been available for the sale of certain shares of common stock under Regulation A. The Company is currently only offering shares under Regulation CF and Regulation D and not offering shares pursuant to the Regulation A offering. The Company estimates that $900,080 was invested during the period starting on July 1, 2025 and ending on December 17, 2025 through either Regulation D or Regulation CF.

The Company was late to file its annual report for the year ended June 30, 2024, as a result, the exemption from registration may not have been available for the sale of certain shares of common stock under Regulation A. The Company is currently only offering shares under Regulation CF and Regulation D and not offering shares pursuant to the Regulation A offering. The Company estimates that $3,766,582 was invested during the period starting on June 30, 2024 and ending on March 24, 2025 through either Regulation D or Regulation CF.

Note 9 Prior Period Adjustment

During the year ended June 30, 2025, the Company’s stock transfer agent determined duplicate stock certificate numbers were provided to the Company. These have been retroactively corrected in the current year. The impact was as follows:

	As originally stated	Adjustment	As adjusted
Number of common shares	$47,978,301	$(374,433)	$47,603,868
Par value of common shares	$4,878	$(267)	$4,611
Accumulated deficit	$1,075,821	$(267)	$1,075,554

For the fiscal year ended June 30, 2024, amounts had also been reported incorrectly, as the Company’s stock transfer agent had incorrectly reported shares purchased. These have been retroactively corrected in the current year. The impact was as follows:

	As originally stated	Adjustment	As adjusted
Par value of common stock issued for cash	$13	$119	$132
Number of common shares converted to preferred shares	(2,063,936)	658,903	(1,405,033)
Par value of common stock converted to preferred	$(206)	$65	$(141)
Number preferred shares converted from common shares	2,063,936	(658,903)	1,405,033
Par value of preferred stock converted from common	$206	$(65)	$141
Number of common shares	47,238,661	284,470	47,523,131
Par value of common shares	$4,769	$(83)	$4,686
Number of preferred shares	2,470,304	(667,441)	1,802,863
Par value of preferred shares	$247	$(66)	$181
Total additional paid in capital	$21,152,216	$149	$21,152,365

Note 10 Subsequent Events

Management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued, January 14, 2026, and has determined that it does not have any material subsequent events to disclose in these financial statements.

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Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Number	Description
2.1	Certificate of Incorporation dated June 11, 2020, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
2.2	Certificate of Amendment to the Certificate of Incorporation dated September 30, 2020, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
2.3	Bylaws, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
2.4	Certificate of Designation of Series A Convertible Preferred Stock dated January 5, 2024, incorporated by reference to the Company’s Annual Report on Form 1-K as filed with the SEC on March 27, 2025.
2.5	Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock, incorporated by reference to the Company’s Annual Report on Form 1-K as filed with the SEC on March 27, 2025.
3.1	2020 Stock Incentive Plan, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
3.2	Form of Stock Award Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
4.1	Form of Subscription Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.1	License Agreement with IdentifySensors Fresh Food Enterprises, LLC, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.2	Contractor Agreement with Ann Hawkins, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.3	Contractor Agreement with Jeff Spagnola, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.4	Contractor Agreement with Dr. Greg Hummer, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.5	Contractor Agreement with Bruce Raben, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.6	Consulting Agreement with MedTech Review LLC, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.7	Incubator Space License Agreement with UF Innovate/Accelerate, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.8	License Agreement with the University of Florida, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.9	Amendment No. 3 to the License Agreement with the University of Florida dated March 6, 2025, incorporated by reference to the Company’s Annual Report on Form 1-K as filed with the SEC on March 27, 2025.
6.10	Transfer Agent Agreement with Colonial Stock Transfer, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A/A as filed with the SEC on December 4, 2020.
6.11	Master Supply Agreement by and between IdentifySensors Biologics Corp. and East West Manufacturing, LLC dated August 8, 2023, incorporated by reference to the Company’s Annual Report on Form 1-K as filed with the SEC on November 6, 2023.
8.1	Escrow Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A/A as filed with the SEC on December 4, 2020.
11.1	Auditor’s Consent of Meaden & Moore dated January 14, 2026. (+)

(+)	Filed herewith

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IDENTIFYSENSORS BIOLOGICS CORP.

By:	/s/ Dr. Gregory Hummer
Dr. Gregory Hummer,
Chief Executive Officer and Director

Date: January 14, 2026

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Gregory Hummer	Chief Executive Officer and Director	January 14, 2026
Dr. Gregory Hummer

/s/ Ann M. Hawkins	Chief Financial Officer	January 14, 2026
Ann M. Hawkins

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